Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wearable Devices Ltd.

We hereby consent to the incorporation by reference in this Post- Effective Amendment No. 9 to the Registration Statement on Form F-1 of our report dated March 11, 2026, relating to the consolidated financial statements of Wearable Devices Ltd. ("the Company") as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025 appearing in the Company’s Annual Report on Form 20-F.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

August 27, 2026

Tel Aviv, Israel